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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Depomed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DEPOMED, INC.

1360 O'Brien Drive
Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2011

        The Annual Meeting of Shareholders of Depomed, Inc. (the "Company") will be held on May 26, 2011 at 9:00 a.m. local time at the Company's headquarters located at 1360 O'Brien Drive, Menlo Park, California 94025. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect seven directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

  3.
  To approve, on an advisory basis, the compensation of the Company's named executive officers.

  4.
  To indicate, on an advisory basis, the preferred frequency of the advisory vote on the compensation of the Company's named executive officers.

  5.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on April 6, 2011 will be entitled to notice of, and to attend and vote at, such meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the Company's headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Julian N. Stern Secretary

Menlo Park, California
April 22, 2011

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy by mail using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

DEPOMED, INC.
1360 O'Brien Drive
Menlo Park, California 94025
(650) 462-5900

PROXY STATEMENT

 2011 ANNUAL MEETING OF SHAREHOLDERS

        Depomed, Inc. (the "Company") is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on May 26, 2011, at 9:00 a.m. local time, at the Company's headquarters located at 1360 O'Brien Drive, Menlo Park, California 94025, and at any adjournments thereof (the "Annual Meeting"). These materials are being mailed to shareholders on or about April 22, 2011.

        Only holders of the Company's common stock as of the close of business on April 6, 2011 (the "Record Date") are entitled to attend and vote at the Annual Meeting. Shareholders who hold shares of the Company's common stock in "street name" may attend and vote at the Annual Meeting only if they hold a valid proxy from their broker. Without a valid proxy, beneficial holders cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. As of the Record Date, there were 53,664,462 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Shareholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shareholders present at the meeting for purposes of determining whether a quorum is present.

        Each shareholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such shareholder on the Record Date. Shareholders do not have cumulative voting rights. Shareholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board listed on the proxy card, in favor of Proposals 2 and 3, and for "One Year" on Proposal 4. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

        In the election of directors, the seven persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. The other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

        A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 1360 O'Brien Drive, Menlo Park, California 94025 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the shareholder actually votes in person at the meeting.

        The proxy card accompanying this Proxy Statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. In that event, the Company will pay such firm customary fees, which the Company expects would be approximately $10,000, plus expenses. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to shareholders.

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

        The Bylaws of the Company provide for a Board consisting of between five and nine directors. The number of directors currently authorized is seven. Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. All of the nominees named below are presently directors of the Company, and each of the nominees was elected to his present term by the shareholders of the Company.

        The present term of each of the directors continues until the Annual Meeting and until his successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

        The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.

        The Company's Articles of Incorporation and Bylaws contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the California General Corporation Law.

        The name of and certain other information regarding each nominee is set forth in the table below.

Name of Nominee	Age	Principal Occupation	Director Since
Peter D. Staple(1)(3)	59	Chief Executive Officer, Corium International, Inc.	2003
G. Steven Burrill(1)(2)(3)	66	Chief Executive Officer, Burrill & Company	1997
Karen A. Dawes(1)(2)	59	President, Knowledgeable Decisions, LLC	2008
James A. Schoeneck	53	President and Chief Executive Officer, Depomed, Inc.	2007
Craig R. Smith, M.D.(2)	65	Chief Operating Officer, Algenol Biofuels, Inc. and President, Williston Consulting, LLC	2004
Julian N. Stern(3)	86	Attorney	2001
David B. Zenoff, D.B.A.(2)(3)	73	President, David B. Zenoff Associates, Inc.	2007

(1)
Current member of the Audit Committee

(2)
Current member of the Compensation Committee

(3)
Current member of the Nominating and Corporate Governance Committee

        Peter D. Staple has served as a director of the Company since November 2003, and as Chairman of the Board since March 2009. Since March 2008, Mr. Staple has served as Chief Executive Officer and a director of Corium International, Inc., a privately-held biopharmaceutical company. From 2002 to March 2008 he served as director, and from 2002 to November 2007 as Chief Executive Officer, of BioSeek, Inc., a privately-held drug discovery company. From 1994 to 2002, Mr. Staple was a member of the senior executive team at ALZA Corporation, where he was most recently Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining ALZA, Mr. Staple held the position of Vice President, Associate General Counsel for biopharmaceutical company Chiron Corporation. Mr. Staple previously served as Vice President and Associate General Counsel for Cetus Corporation, a biotechnology company. The Board considered Mr. Staple's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Pharmaceutical Development; Drug Delivery Technologies; Legal and Corporate Governance; Audit Committee; Strategic Transactions; Pharmaceutical Development and Commercialization Collaborations; Intellectual Property Litigation Management; and Corporate Finance. Mr. Staple holds B.A. and J.D. degrees from Stanford University.

        G. Steven Burrill has served as a director of the Company since August 1997. He founded and has been Chief Executive Officer of Burrill & Company, a life sciences merchant bank, since 1997. Mr. Burrill served in the same capacity at Burrill & Company's predecessor firm, Burrill & Craves, between 1994 and 1996. Prior to starting Burrill & Craves, Mr. Burrill spent 28 years with Ernst & Young LLP, as Partner and as International Chairman of the firm's Manufacturing/High Technology/Life Sciences Industry Practice. The Board considered Mr. Burrill's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Investment Banking; Corporate Finance; Corporate Strategy; International Collaborations and Strategy; Accounting; Audit Committee Financial Expert; Compensation Committee experience; and Nominating and Governance Committee experience. Mr. Burrill currently serves as Chairman of the Board of Pharmasset, Inc., and is a director of Targacept, Inc. and several private companies. Mr. Burrill holds a B.A. degree from the University of Wisconsin.

        Karen A. Dawes has served as a director of the Company since April 2008. Since 2003, Ms. Dawes has served as President of Knowledgeable Decisions, LLC, a pharmaceutical consulting firm that she founded. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation's U.S. Pharmaceuticals Group. Prior to joining Bayer, she served as Senior Vice President, Global Strategic Marketing for Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997. Ms. Dawes began her pharmaceutical industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. The Board considered Ms. Dawes' experience and expertise within the following areas relevant to the Company and its business in concluding that she should serve on the Board: Marketing; Commercial Operations; Product Development; Commercial Strategy; Business Planning; Pharmaceutical Product Launch; Women's Health; Board Chair experience; and Compensation Committee experience. Ms. Dawes holds an M.B.A. from Harvard University, and B.A. and M.A. degrees from Simmons College. Ms. Dawes is a member of the Board of Directors of Repligen Corporation and several private companies.

        James A. Schoeneck has served as a director of the Company since December 2007. In April 2011, Mr. Schoeneck was appointed President and Chief Executive Officer of Depomed, Inc. From September 2005 to April 2011, Mr. Schoeneck served as Chief Executive Officer of BrainCells Inc., a privately-held biopharmaceutical company. Before joining BrainCells Inc., Mr. Schoeneck served as Chief Executive Officer of ActivX BioSciences, a proteomics-based biotechnology company, from November 2003 until its acquisition in December 2004. Prior to ActivX, Mr. Schoeneck served as President, Chief Executive Officer, and Chief Operating Officer of Prometheus Laboratories Inc., a specialty pharmaceutical company, for three years. Before Prometheus, Mr. Schoeneck served as Vice President and General Manager, Immunology Business Unit and Vice President of Marketing and Commercial Development of Centocor, Inc., a subsidiary of Johnson & Johnson, for three years. Prior to Centocor, Mr. Schoeneck spent 13 years at Rhone-Poulenc Rorer, Inc. (now Aventis) serving in various commercial positions. The Board considered Mr. Schoeneck's experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Board: Sales and Marketing; Commercial Operations; Product Development; Managed Markets; Corporate Finance; Product Launch; Collaborations and Partnering; Small/Large Company Management and Leadership; Audit and Compensation Committee experience. Mr. Schoeneck holds a B.S. degree in Education from Jacksonville State University.

        Craig R. Smith, M.D. has served as a director of the Company since May 2004. Dr. Smith currently serves as Director, Executive Vice President, and Chief Operating Officer for Algenol Biofuels, Inc., a private industrial biotechnology company. Dr. Smith also serves as the President of Williston Consulting, LLC, an advisory firm to pharmaceutical and biotechnology companies. He is the former Chairman, President and Chief Executive Officer of Guilford Pharmaceuticals, Inc., which he co-founded in July 1993 and led until 2004. Prior to joining Guilford, Dr. Smith was Senior Vice President for Business and Market Development at Centocor, Inc., a biotechnology company. Dr. Smith joined Centocor in 1988 as Vice President of Clinical Research after serving on the faculty of the Department of Medicine at the Johns Hopkins Medical School for 13 years. Dr. Smith has experience and expertise within the following areas relevant to the Company and its business that the Board considered in concluding that he should serve on the Board: Corporate and Board Management and Leadership experience; Business and Corporate Development; Product Development; Collaborations and Partnering; Practicing Physician experience; Clinical Trial Design; Statistics; Regulatory; Audit and Compensation Committee experience. Dr. Smith holds a B.S. from the University of the South, and received his M.D. degree from the State University of New York at Buffalo in 1972. Dr. Smith received training in Internal Medicine at the Johns Hopkins Hospital from 1972 to 1975. Dr. Smith is also a director of Adams Express Company and Petroleum & Resources Corporation.

        Julian N. Stern has served as a director of the Company since April 2001. Mr. Stern has served as the Company's Secretary since its founding. Since October 2008, he has served as Counsel to the law firm of Goodwin Proctor, LLP. Prior to joining Goodwin Proctor, LLP, Mr. Stern was the sole shareholder of a professional corporation that was a partner of the predecessor of the law firm of

Heller Ehrman LLP, and served as Senior of Counsel to Heller Ehrman LLP. Mr. Stern has experience and expertise within the following areas relevant to the Company and its business that the Board considered in concluding that he should serve on the Board: Legal and Corporate Governance; Collaborations and Partnering; Corporate Finance; Business and Corporate Development; Intellectual Property; Litigation Strategy; Strategic Transactions; service as Founder and past director of various publicly-held biotechnology and pharmaceutical companies. Mr. Stern currently serves as a member of the board of directors of 2 private biopharmaceutical companies. Mr. Stern holds a L.L.B. degree from Yale University, and a B.S. degree from New York University.

        David B. Zenoff, D.B.A. has served as a director of the Company since March 2007. Since 1973, Dr. Zenoff has been the President of David B. Zenoff and Associates, Inc., a strategy and management consulting firm. Dr. Zenoff has taught at various universities, including Stanford University Graduate School of Business, Columbia Graduate School of Business, and IMEDE in Lausanne, Switzerland. Dr. Zenoff has experience and expertise within the following areas relevant to the Company and its business that the Board considered in concluding that he should serve on the Board: Corporate Strategy; Business Planning; Management Consulting; Board Process and Governance; Strategic Transactions; and Corporate Management and Leadership. Dr. Zenoff holds a B.A. from Stanford University, and M.B.A. and doctorate degrees from Harvard University. Dr. Zenoff is also a member of the board of directors of Williams-Sonoma, Inc. and ExamWorks Group, Inc.

        There are no family relationships among any of the Company's directors or executive officers.

CORPORATE GOVERNANCE

        The Board met five times during fiscal 2010. The Audit Committee met four times, the Compensation Committee met two times, and the Nominating and Corporate Governance committee met one time. Each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member's service and (ii) the total number of meetings of Committees on which such member served, during the period of such member's service.

Board Independence

        The Board has determined that Ms. Dawes, Messrs. Burrill, Staple, Stern, and Drs. Smith and Zenoff, are "independent" under the rules of the Nasdaq Global Market. Under applicable Securities and Exchange Commission ("SEC") and Nasdaq rules, the existence of certain "related party" transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, including Mr. Stern's relationships with certain of the Company's outside legal counsel.

Board Leadership Structure

        The Board of Directors does not have a policy regarding whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be a non-employee director. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders. However, the Board believes that separation of the roles of Chief Executive Officer and Chairman of the Board is currently the most appropriate structure for the Company because that structure is consistent with best corporate governance practices and may enhance the independence of the Board. Currently, Mr. Staple, a non-employee director, serves as the Chairman of the Board and Mr. Schoeneck serves as a Director and Chief Executive Officer.

The Board's Role in Risk Oversight

        The Board's role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, clinical, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand the Company's risk profile and the Company's risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the next Board meeting. This enables to the Board and its Committees to coordinate the risk oversight role.

        The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting and internal controls. The Compensation Committee is responsible for management of risks relating to the Company's compensation program and policies and assesses the Company's effectiveness at linking pay to performance, as well as aligning the interests of executives and other employees with those of the Company's shareholders. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, as well as other areas of corporate governance.

Board Committees

        The Board has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee.

        Audit Committee.    The Company's Audit Committee consists of Ms. Dawes and Messrs. Burrill and Staple. Mr. Burrill is the Chairman of the Audit Committee. The Audit Committee oversees the Company's corporate accounting and financial reporting process. The Audit Committee evaluates the independent registered public accounting firm's qualifications, independence and performance; determines the engagement of the Company's independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the engagement team as required by law; reviews the Company's financial statements; reviews the Company's critical accounting policies and estimates; and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the Company's quarterly financial statements. The Board has determined that Mr. Burrill is the Company's Audit Committee financial expert under applicable SEC rules. The Company believes that the composition of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Global Market and SEC rules and regulations.

        Compensation Committee.    The Company's Compensation Committee consists of Mr. Burrill, Ms. Dawes and Drs. Smith and Zenoff. Ms. Dawes is the Chairman of the Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of the Company's officers and employees, including reviewing corporate goals and reviewing and approving objectives relevant to compensation of the Chief Executive Officer, other executive officers and key employees, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under the Company's equity incentive plans. The composition of the Compensation Committee meets the requirement for independence under applicable requirements of the Nasdaq Global Market and the SEC.

        Nominating and Corporate Governance Committee.    The Company's Nominating and Corporate Governance Committee consists of Messrs. Staple, and Burrill, and Drs. Smith and Zenoff. Dr. Zenoff is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies and evaluates nominees for election as directors. The Company believes that the composition of the Nominating and Corporate Governance Committee meets the applicable independence requirements of the Nasdaq Global Market.

        Charters for the Company's Nominating and Corporate Governance, Audit, and Compensation Committees are posted on the Company's website at: http://www.depomed.com.

 DIRECTOR NOMINATIONS

        The information below describes the criteria and process that the Nominating and Corporate Governance Committee uses to evaluate candidates to the Board.

        Criteria for Nomination to the Board of Directors.    The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Global Market, and that members of the Audit Committee meet the financial literacy requirements under the rules of the Nasdaq Global Market and at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.

        The principal occupations, background and other information about the Board nominees for director are set forth above as well as a discussion of the specific experience, qualifications, attributes or skills of each director that led to the conclusion that he or she should serve on the Board at this time. The Board believes that each director's unique background and skill set gives the Board as a whole competence and experience in a wide variety of areas, including the pharmaceutical industry, corporate governance and board service, executive management and finance. The Board also believes that each director has demonstrated business acumen and an ability to exercise sound judgment, is committed to serving the Company, and has a reputation for integrity, honesty and adherence to high ethical standards.

        Shareholder Proposals for Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of the Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, "SHAREHOLDER PROPOSALS" below.

        Process for Identifying and Evaluating Nominees.    The process for identifying and evaluating nominees to the Board is initiated by identifying a slate of candidates who meet the criteria for selection as nominees and who have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Corporate

Governance Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references or associates. Qualified nominees are interviewed by at least one member of the Nominating and Corporate Governance Committee. Serious candidates generally meet, either in person or by telephone, with all members of the Nominating and Corporate Governance Committee and as many other members of the Board as practicable, and using the input from such interviews and the information obtained by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate, or elect to fill a vacancy, with one of the final prospective candidates. Candidates recommended by the Nominating and Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

        The Nominating and Corporate Governance Committee expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder proposal to nominate a director.

        Diversity.    The Company endeavors to have a Board with diverse experience at policy-making or strategic-planning levels in business or in other areas that are relevant to the Company's activities. The Company does not have a policy with respect to diversity in identifying or selecting nominees for the Board. However, in evaluating nominees, the Nominating and Governance Committee and the full Board assess the background of each candidate in a number of different ways, including how the individual's qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. The Board also performs an annual self-evaluation, through which the members of the Board assess the Board's performance and ways in which such performance can be improved.

        Nominees to the Board of Directors for the Annual Meeting.    The nominees for the Annual Meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the Board.

        Board Nominees for the Annual Meeting.    Each of the nominees listed in this Proxy Statement, is a current director standing for re-election.

COMMUNICATIONS WITH DIRECTORS

        Interested parties wishing to contact the directors of the Company may do so by writing to them at the following address: c/o General Counsel, 1360 O'Brien Drive, Menlo Park, CA 94025. All letters received will be categorized and processed by the Company's General Counsel. Comments or questions regarding the Company's accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance committee. All other comments and questions will be referred to the entire Board.

        The Company has a policy of encouraging all directors to attend the annual shareholder meetings and generally schedules a meeting of the Board of Directors on the date of the annual meeting each year to make it more convenient for them to do so. All of the Company's directors attended the 2010 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's Compensation Committee consists of Mr. Burrill, Ms. Dawes, Drs. Smith and Zenoff. None of the members of the Compensation Committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K (Certain Relationships and Related Transactions). No interlocking relationship exists, or in the past fiscal year has existed, between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

CODE OF ETHICS

        The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, officers and directors, including its principal executive officer and its principal financial officer. A copy of the code is available on the Company's website at: http://www.depomed.com.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

        The following table sets forth information regarding ownership of the Company's common stock as of April 6, 2011 (or earlier date for information based on filings with the SEC) by (a) each person known to the Company to own more than 5% of the outstanding shares of the Company's common stock, (b) each director and nominee for director of the Company, (c) each person who served as the Company's Chief Executive Officer in 2010, each person who served as principal financial officer in 2010, and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock(2)		Number Subject to Convertible Securities Exercisable Within 60 Days	Percentage of Common Stock (%)
Third Point LLP(3)	5,225,000	(4)	—	9.7%
Tang Capital Partners, LP(5)	5,218,377	(6)	—	9.7%
BlackRock, Inc.(7)	3,263,255	(8)	—	6.1%
Deltec Asset Management, LLC(9)	3,146,841	(10)	—	5.9%
Carl A. Pelzel	1,036,429		979,621	1.9%
Julian N. Stern	397,916		214,583	*
G. Steven Burrill	211,250		156,250	*
Michael Sweeney, M.D.	172,247		164,999	*
Tammy L. Cameron	143,596		133,542	*
Peter D. Staple	116,250		106,250	*
Matthew M. Gosling	109,364		102,318	*
Craig R. Smith, M.D.	106,250		106,250	*
David B. Zenoff, D.B.A.	93,546		76,250	*
Karen A. Dawes.	60,521		55,521	*
James A. Schoeneck	57,604		57,604	*
All directors & executive officers as a group (11 persons)	2,627,353		2,249,179	4.7%

*
Less than one percent

(1)
Except as otherwise indicated, the address of each beneficial owner listed in the table is Depomed, Inc., 1360 O'Brien Drive, Menlo Park, CA 94025.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 6, 2011. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)
The address of Third Point LLC is 390 Park Ave., New York, New York 10022.

(4)
Includes (i) 5,225,000 shares of common stock as to which Third Point LLC has shared voting and shared dispositive power; and (ii) 5,225,000 shares of common stock as to which Daniel S. Loeb has shared voting and shared dispositive power; and (iii) 2,616,800 shares of common stock as to which Third Point Offshore Master Fund, L.P. has shared voting and shared dispositive power; and (iv) 2,616,800 shares of common stock as to which Third Point Advisors II L.L.C. has shared voting and shared dispositive power. This information was obtained from the Schedule 13G filed on February 11, 2011 with the SEC by Third Point LLC.

(5)
The address of Tang Capital Partners, LP is 4401 Eastgate Mall, San Diego, California 92121.

(6)
Includes (i) 5,218,377 shares of common stock as to which Tang Capital Partners, LP has shared voting and shared dispositive power; (ii) 5,218,377 shares of common stock as to which Tang Capital Management, LLC has shared voting power and shared dispositive power; and (iii) 5,218,377 shares of common stock as to which Kevin C. Tang has shared voting power and shared dispositive power. This information was obtained from the Schedule 13G/A filed on February 3, 2011 with the SEC by Tang Capital Partners, LP.

(7)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(8)
Includes (i) 3,263,255 shares of common stock as to which BlackRock, Inc. has sole voting and sole dispositive power. This information was obtained from the Schedule 13G/A filed February 4, 2011 with the SEC by BlackRock, Inc.

(9)
The address of Deltec Asset Management, LLC is 623 Fifth Avenue, 28th Floor, New York, New York 10022.

(10)
Includes (i) 3,146,841 shares of common stock as to which Deltec Asset Management, LLC has shared voting and shared dispositive power. This information was obtained from the Schedule 13G filed on January 25, 2011 with the SEC by Deltec Asset Management, LLC.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Audit Committee of the Board is responsible for monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving related party transactions. The Company has not engaged and does not propose to engage in any transaction or series of transactions in which the amount involved exceeded or exceeds $120,000 and in which any of the Company's directors or executive officers, any holder of more than 5% of any class of the Company's voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to the Company in any amount in excess of $120,000 at any time, except as described below.

James A. Schoeneck Employment Agreement

        In April 2011, the Company entered into an employment letter agreement (the "Employment Agreement") with Mr. Schoeneck pursuant to which Mr. Schoeneck agreed to serve as the Company's President and Chief Executive Officer. The Employment Agreement provides for Mr. Schoeneck to receive an annual base salary of $540,000, an annual target cash bonus of 55% of his base salary, and a $125,000 sign-on bonus payment.

        Mr. Schoeneck also received, on the date his employment commenced, an option under the Company's 2004 Equity Incentive Plan to purchase 500,000 shares of the Company's common stock. The option will vest and become exercisable with respect to one-eighth of the underlying shares on the date that is six months after the date of grant, and in 42 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

        In addition, the Company will reimburse Mr. Schoeneck for reasonable out-of-pocket costs and expenses incurred by him to relocate to the San Francisco area if he relocates within 24 months of his initial hire date (and will pay him an additional 55% of any reimbursed relocation expenses that constitute taxable income). Prior to the relocation of his residence to the San Francisco area, the Company will also pay Mr. Schoeneck a monthly transition payment of $7,000 for 12 months. If, after 12 months following his initial hire date, Mr. Schoeneck chooses not to relocate his residence to the San Francisco area, he will receive the monthly transition payments described above for an additional six months, but will not be eligible to receive residence relocation assistance.

        Under the Employment Agreement, in the event Mr. Schoeneck's employment is terminated by the Company without cause or by him for good reason: (a) the Company will make severance payments over a one-year period to Mr. Schoeneck equivalent to one year of his then-current base salary, which payments will be reduced dollar-for-dollar by any compensation Mr. Schoeneck receives in connection with employment (or full-time consulting) by another employer (or third party); (b) the Company will also pay Mr. Schoeneck's health and dental insurance COBRA premiums for up to 12 months following his termination; and (c) vesting of Mr. Schoeneck's options to purchase the Company's Common Stock, as well the lapsing of any restrictions or rights of repurchase in favor of the Company on any stock or other equity awards made to Mr. Schoeneck, will be accelerated by three months. The severance provisions of the Employment Agreement are subject to Mr. Schoeneck's execution of a release of claims in a form reasonably satisfactory to the Company and the expiration of the applicable statutory revocation period in connection with his termination.

Carl A. Pelzel Separation Agreement

        In April 2011, the Company entered into a separation agreement and release (the "Separation Agreement") with Mr. Pelzel. Pursuant to the Separation Agreement, Mr. Pelzel will be paid $520,000, which is equivalent to one year of his base salary. Payments are being made over one year, and will be reduced dollar-for-dollar by any compensation Mr. Pelzel receives in connection with employment (or full-time consulting) by another employer (or third party). The Company will also pay Mr. Pelzel's health and dental insurance COBRA premiums for up to 18 months following his separation from the Company. The Separation Agreement further provides for three months' accelerated vesting of Mr. Pelzel's options to purchase the Company's common stock, and a release of claims in favor of the Company.

Indemnification Agreements

        The Company has entered into indemnification agreements with each of its current officers and directors pursuant to which the Company is obligated to indemnify such officers and directors for breaches of fiduciary duty to the fullest extent permitted by the California General Corporation Law. In addition, the Company has entered into management continuity agreements with each of its officers in the form described below under "EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change in Control".

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2010, such SEC filing requirements were satisfied.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid in 2010, to each of the executive officers named below under "Summary Compensation Table" (the "named executive officers"). This compensation discussion and analysis focuses on the information contained below under this "EXECUTIVE COMPENSATION" section, and in the related footnotes and narrative.

  General

        The Company's Compensation Committee is responsible for overseeing our compensation program, including compensation awarded to our named executive officers. The Company's compensation philosophy is to provide a competitive balance of cash and equity compensation, benefits and development opportunities in order to attract and retain needed talent and create a collaborative, high-performing work environment that contributes to the Company's overall success. The key objectives of the Company's executive compensation program are to be:

  •
  Performance-driven, to align the interests of the Company's executives and shareholders, fairly reward executives for their efforts, and provide a strong, direct link between the Company's financial and strategic goals and executive compensation;

  •
  Motivational and retention-oriented, so that executives remain dedicated to the Company and its overall growth and performance

  •
  Market competitive, to ensure the Company attracts and retains executives to lead and manage the Company who are talented, qualified, and capable of achieving the Company's business objectives

  •
  Transparent, to ensure executives receive information necessary to make informed choices and better understand their total compensation package.

        The primary components of the Company's executive compensation program are base salary, annual cash bonus and stock options. The Company believes these components, along with the Company's other benefits and its commitment to career development, foster a productive, team-oriented work environment that enables the Company to meet its goals and offers the Company's employees the flexibility and opportunity to thrive in a collaborative atmosphere where they receive meaningful rewards and recognition for their contributions. The Company determines the appropriate level for each compensation component based on a combination of individual performance, competitive compensation information, internal equity and consistency. The Company believes that, as is common in the biotechnology and pharmaceutical industries, stock-based awards, salary, and cash bonuses are all necessary to attract and retain employees. To date, the Company has not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, or between cash and non-cash compensation.

        The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries and other compensation elements of other executive officers. Specifically, the Chief Executive Officer recommends for the committee's consideration base salary increases, option grants, and the level of achievement of individual objectives for all other executive officers, and discusses his recommendations with the Compensation Committee, which makes the ultimate compensation decisions for these individuals. The Compensation Committee performs an annual review of the base salary and other compensation elements for the CEO and determines any changes or increases.

  Review of Competitive Market; Compensation Consultant

        To assist with the analysis of executive compensation for the 2010 fiscal year, the Compensation Committee engaged Towers Watson, a global professional services firm with expertise consulting on executive compensation matters. Towers Watson reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to hire, fire and direct the work of Towers Watson. For the 2010 fiscal year, Towers Watson advised the Compensation Committee on a variety of compensation-related issues, including:

  •
  establishing a peer group for executive compensation purposes;

  •
  refining the Company's compensation philosophy;

  •
  providing general information concerning executive and non-employee director compensation trends and developments; and

  •
  compiling, analyzing and presenting competitive data to assist the Compensation Committee with its executive compensation decisions, including that of the CEO.

Other than providing the advice and services described above, Towers Watson provided no other services to either the Company or the Compensation Committee during the 2010 fiscal year.

        The Compensation Committee considers various sources of third party compensation information in connection with its compensation decisions. In particular, the committee considers compensation packages offered by its competitors for executive talent. In 2010, the Compensation Committee reviewed publicly available compensation information from 15 pharmaceutical and biotechnology companies compiled by Towers Watson. The companies reviewed included:

  Durect Corporation;
  Dynavax Technologies Corporation;
  Inspire Pharmaceuticals, Inc.;
  Jazz Pharmaceuticals, Inc.;
  Map Pharmaceuticals, Inc.;
  Maxygen, Inc.;
  Medivation, Inc.;
  Optimer Pharmaceuticals, Inc.;
  Pain Therapeutics, Inc.;
  Pharmacyclics Inc.;
  POZEN, Inc.;
  Questcor Pharmaceuticals, Inc.;
  Santarus, Inc.;
  SuperGen, Inc.;
  Vivus, Inc.

        The Compensation Committee also reviewed a custom survey prepared for Towers Watson by Radford Surveys & Consulting, a business unit of Aon, that analyzed compensation results from approximately 31 publicly held biotech and pharmaceutical companies with 50 to 499 employees and revenues of $10 million to $200 million located in Northern California, Southern California and the Mid-Atlantic region. Companies represented in the report were: Affymax; Arena Pharmaceuticals; Cerus; Cypress Biosciences; Cytokinetics; Durect; Dynavax; Exelixis; Facet Biotech; Halozyme Therapeutics; Inspire Pharmaceuticals; Intercell; Intermune; Isis Pharmaceuticals; Jazz Pharmaceuticals; Ligand Pharmaceuticals; Map Pharmaceuticals; Maxygen; Medivation; Nektar Therapeutics; Pharmathene; Questcor Pharmaceuticals; Sangamo Biosciences; Santarus; Senomyx; Supergen; Targacept; Theravance; Vical; Xenoport; and Xoma.

        The Compensation Committee reviews the information described above in order to understand current compensation practices at peer companies. However, the Compensation Committee does not engage in formal benchmarking relative to peer companies.

  Compensation Elements

        Base Salary.    The key driver for setting executives' base salaries is the achievement of corporate and individual goals. The Company also seeks to provide its executive officers with competitive annual base salaries in order to attract and retain talented individuals. In determining appropriate salary levels for a given executive officer, the Compensation Committee considers the following factors:

  •
  individual performance

  •
  experience, skills, and external market conditions

  •
  level of responsibility;

  •
  breadth, scope, and complexity of the position; and

  •
  relative salaries of other executives on the management team.

        Based on the criteria above, in January 2010 and January 2011, the Compensation Committee increased the base salary levels of the named executive officers retroactive to January 1 of each such year, as follows:

Base Salary ($) and Increase (%)
Name and Principal Position	2010	2011
Carl A. Pelzel	500,000 / 11.0	520,000 / 4.0
Former President and Chief Executive Officer
Tammy L. Cameron	213,210 / 3.0	223,871 / 5.0
Vice President, Finance
Matthew M. Gosling	346,800 / 2.0	355,470 / 2.5
Vice President and General Counsel
Michael Sweeney, M.D.	341,120 / 4.0	354,765 / 4.0
Vice President, Research and Development

        Cash Bonus.    The Company's executive officers participate in the Depomed, Inc. Bonus Plan (the "Bonus Plan"), which provides for annual cash bonuses based on the achievement of individual and corporate objectives. Executives' cash bonus target as a portion of base salary is 50% (in the case of the CEO for 2010) or 35% (in the case of all other executive officers). Payment of annual cash bonuses is designed to reward performance for achieving corporate and individual business goals, which the Company believes increases shareholder value.

        Bonus payouts are tied in significant part to company-wide corporate objectives set by the Board that are generally set late in the fourth quarter of the prior year or shortly after the beginning of the year. Corporate objectives are generally quantitative in nature, so that achievement can be objectively measured, and are weighted by relative importance. Following the completion of the fiscal year, the Compensation Committee assesses the Company's performance relative to the corporate goals, and applies a "corporate multiplier" based on that assessment. A corporate multiplier of 100% reflects 100% achievement of corporate objectives. The full Board of Directors makes the final determination of the corporate multiplier, after receiving a recommendation from the Compensation Committee. The weighting of the achievement of corporate objectives as a portion of an executive's total bonus payout is 80% (in the case of the CEO) or 60% (in the case of all other executive officers). The Board does not classify individual objectives by their relative difficulty, but believes that the Company's corporate objectives are, on the whole, ambitious but achievable. The corporate multipliers established for 2008, 2009, and 2010 were 110% 92% and 98.25%, respectively.

        Corporate objectives for 2010, their relative weights, and the extent to which the Compensation Committee determined they were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Not later than March 31, 2010, deliver a filing ready PHN NDA to Abbott Products. Throughout 2010, prosecute the filing through the NDA process, with a view to ensuring the NDA remains on schedule for approval in early 2011.	.20	100	%(.20)
2.	Prepare for and successfully manage the FDA pre-approval inspection of Depomed and Patheon facilities for Gralise.	..10	100	%(.10)
3.	Manufacture and release Gralise manufacturing process validation batches, complete qualification of Gralise packaging vendor, and produce any additional launch quantities required in 2010 by Abbott's Gralise commercial launch plan (to the extent such matters are within control of the company).	..10	95	%(.095)
4.	Not later than May 1, 2010 initiate dosing of the first patient in Breeze 3 Phase 3 pivotal registration trial for Serada.	..15	80	%(.12)
5.	Manage contract research organization to ensure enrollment of at least 75% of patients in Breeze 3 trial not later than September 30,2010.	..05	75	%(.0375)
6.	Enhance the Company's early stage pipeline through a Board approved internal or external development project.	..10	25	%(.025)
7.	Manage revenue and costs to achieve a cash balance at December 31, 2010 of at least $50 million.	..15	110	%(.165)
8.	Enter into at least one cash-generating business development transaction.	..10	110	%(.11)
9.	Conduct an efficient and effective lawsuit against Lupin related to Lupin's ANDA against Glumetza.	..05	100	%(.05)
Corporate Multiplier		.9025*

*
Adjusted to .9825, as described immediately below.

        The objectives set forth above, and their relative weightings, reflected the Board's view of the corporate objectives expected to be of particular importance to the Company in 2010 as of the time that the objectives were finalized in April 2010. The Compensation Committee had the discretion to consider in its determination of the Company's overall achievement of its 2010 corporate objectives the performance of the Company's stock (relative to a basket of specified peers), or the achievement (or lack of achievement) of objectives other than those initially established set forth above that arise during the course of the year due to changes in the Company's business plan. Accordingly, the Compensation Committee had the discretion to increase or decrease the overall percentage achievement of the Company's 2010 objectives as it deemed appropriate to reflect the achievement (or lack of achievement) of such objectives and to increase the achievement result in the case of very favorable results. In 2010, the Compensation Committee reviewed the performance of the Company's stock, which it considered positively in absolute terms and relative to its pre-identified peer group of similarly situated companies. The Compensation Committee also reviewed other developments and achievements during 2010 in addition to those specified in the corporate objectives, including the Company's handling of a manufacturing/supply issue, its license arrangement with Abbott Products, and its handling of investor and public relations matters that arose during the year. The Compensation Committee elected to use its discretion to recommend that the Corporate Multiplier be set at 98.25%, representing and upward adjustment of 8%. The Compensation Committee's determination of the Corporate Multiplier was approved by the full Board.

        In addition to corporate goals, the Board of Directors may set individual goals for the CEO, and the CEO sets individual goals for each of the other executive officers. The weighting of individual goals as a portion of an executive's total bonus payout is 20% (in the case of the CEO) or 40% (in the case of all other executive officers). Individual objectives are mainly quantitative in nature, weighted by relative importance, and linked with corporate goals. Following the completion of the year, the Compensation Committee (in the case of the CEO) and the Compensation Committee in consultation with the CEO (in the case of other executive officers) review the achievement of individual goals, and determine the extent to which each goal was achieved, where a rating of "1" indicates full achievement of a given goal. An executive may earn a rating of greater than "1" with respect to a particular goal if his performance in achieving the goal exceeds expectations. Based on each executive's achievement of his individual goals and the weighting of the goals, he receives an overall individual rating.

        Each executive's total annual cash bonus is determined by applying the corporate multiplier to the portion of his or her bonus target tied to corporate objectives, and by applying his overall individual rating to the portion of his or her bonus target tied to individual goals, subject to adjustment in the discretion of the Compensation Committee.

        In 2010, the Board of Directors determined that the Company's overall corporate goals outlined above would serve as Mr. Pelzel's individual goals as well.

        The 2010 individual objectives for Dr. Sweeney, the Company's Vice President, Research and Development, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Ensure timely and effective Gralise NDA submission and prosecution; prepare and submit clinical papers for publication.	15%	1.5
2.	Ensure efficient initiation, completion and analysis of Breeze 3 clinical trial. Submit publications for Breeze 1 and 2 trials.	25%	1.0
3.	Manage and lead the development department to ensure budgets and project timelines are met.	15%	1.3
4.	Support business development efforts with data analysis and interpretation for cooperative projects. Complete Phase 1 Parkinson's trial.	10%	1.0
5.	Provide regulatory support for Gralise pre-approval inspection activities.	10%	1.0
6.	Advance three development projects to the next development decision point.	10%	1.0
7.	Manage research and development department to achieve corporate goals with optimal alignment of resources.	20%	1.2

        Dr. Sweeney's overall individual performance score calculated on the basis of the goals identified above was 1.16. After discussion with Mr. Pelzel, the Compensation Committee awarded Dr. Sweeney a cash bonus of $140,000, or approximately $14,000 more than his calculated bonus due primarily to his leadership role in the prosecution of the Gralise NDA.

        The 2010 individual objectives for Mr. Gosling, the Company's Vice President and General Counsel, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Contribute significantly to at least one business development transaction that materially strengthens the Company's balance sheet.	15%	1.2
2.	Conduct efficient and effective litigation against Lupin.	10%	1.0
3.	Ensure continued efficient, effective intellectual property prosecution and maintenance consistent with prior years.	15%	1.0
4.	Prepare and implement a formal product development process for reviewing internal and external development opportunities.	15%	0.94
5.	Ensure effective and productive operation of investor relations function. Ensure clear, consistent messaging around medium and long-term business strategy.	20%	0.94
6.	Effectively manage corporate, legal and investor relations developments and issues as they may arise.	25%	1.2

        Mr. Gosling's overall individual performance score calculated on the basis of the goals identified above was 1.06. After discussion with Mr. Pelzel, the Compensation Committee awarded Mr. Gosling a cash bonus of $125,000, which was approximately $2,000 in excess of his calculated bonus.

        The 2010 individual objectives for Ms. Cameron, the Company's Vice President, Finance, and the extent to which the goals were achieved, were as follows:

Goal		Weighting	Extent Achieved
1.	Ensure compliance with managed market price reporting requirements.	10%	1.0
2.	Ensure management is informed as to implications of healthcare reform on the Company's business	10%	1.0
3.	Enhance accounting systems by implementing additional modules to increase efficiency and reduce manual procedures.	15%	1.2
4.	Ensure compliance with internal control requirements.	15%	1.0
5.	Manage forecast and financial analysis to ensure company meets year-end corporate objective of at least $50 million in cash.	15%	1.2
6.	Ensure accurate and timely filing of all SEC filings.	15%	1.0
7.	Manage all technical aspects of tax compliance.	20%	1.0

        Ms. Cameron's overall individual performance score calculated on the basis of the goals identified above was 1.06. After discussion with Mr. Pelzel, the Compensation Committee awarded Ms. Cameron a cash bonus of $80,000, which was approximately $4,000 in excess of her calculated bonus.

  Stock Options

        The Company grants stock options to executive officers to motivate them to assist with the achievement of corporate objectives, to aid in their retention, and to align their interests with those of the Company's shareholders by providing executives with an equity stake. Stock options granted to executive officers have an exercise price equal to 100% of the fair market value of the Company's common stock (the closing sales price on the Nasdaq Global Market) on the date of grant, so they have value only to the extent that the market price of the Company's common stock increases after the date of grant. Typically, stock options vest and become exercisable over four years. One-quarter of the shares subject to the option vest after one year in the case of initial option grants. Options generally vest monthly in the case of annual "refresher" grants. The Compensation Committee makes stock option grants to executive officers.

        Stock options typically are granted to executive officers when they join the Company, and then in connection with significant changes in responsibilities. In considering initial option grants for executives, the committee takes into account the total compensation package offered to the executive, equity grants to comparable executives at similarly situated companies, and the number of stock options granted to the new executive relative to the stock options held by or granted to the Company's other executives.

        The Compensation Committee also considers annual refresher grants for executive officers based on the same factors it considers in making initial option grants, as well as the executive's performance, the Company's performance relative to corporate objectives, and recent growth or decline in shareholder value. Refresher grants are generally made in the first quarter of the fiscal year. The date of the meeting of the Compensation Committee at which the annual refresher grants are made is set in advance, and is not coordinated with the release of information concerning the Company's business.

        In January 2011, in connection with its determinations regarding executive compensation, the committee made refresher grants to Messrs. Pelzel (100,000 options) and Gosling (37,500 options), Dr. Sweeney (47,500 options) and Ms. Cameron (32,500 options). In considering the January 2011 refresher grants, the Compensation Committee took into account uncertainties around the Company's licensing arrangement with Abbott Products and the FDA's then pending decision regarding Gralise, and elected to make smaller grants than in recent past years in order to ensure the continued availability of an equity compensation pool adequate to ensure the Company's near-term ability to attract and retain qualified personnel.

  CEO Compensation

        In setting Mr. Pelzel's base salary for 2011, the Compensation Committee reviewed Mr. Pelzel's performance as well as an analysis of compensation paid to other CEOs of publicly-traded Bay Area pharmaceutical and biotechnology companies identified above under "Review of Competitive Market". The Compensation Committee set Mr. Pelzel's base salary at $520,000 per year, granted him options to purchase 100,000 shares, and awarded Mr. Pelzel a $250,000 cash bonus. The Compensation Committee adjusted Mr. Pelzel's base salary consistent with other Company employees, and in order to remain at or near the median among the peer group. His stock option grant was below the median grant for CEOs in the peer group, and his cash bonus was slightly below the median for CEOs in the peer group. The Compensation Committee considered Mr. Pelzel's performance over his tenure of less than four years as the CEO of a public company, and determined that a base salary at or slightly below the median of the peer group was appropriate. In setting Mr. Pelzel's cash bonus 100% of Mr. Pelzel's bonus target, the Compensation Committee considered the Company's overall 2010 performance. Also, the Compensation Committee determined that approximately $5,000 in excess of the calculated bonus amount under the bonus plan was warranted by Mr. Pelzel's individual performance, particularly related to public and investor relations. The Compensation Committee believed that the option grant made to Mr. Pelzel was appropriate in light of Mr. Pelzel's performance and the considerations described above under "Stock Options".

  Executive Employment and Separation Arrangements

        In March 2011, the Compensation Committee and the full Board of Directors approved the terms of the employment offer letter with James A. Schoeneck, our President and Chief Executive Officer, as well as the terms of the Separation Agreement and Release with Carl A. Pelzel, our former President and Chief Executive Officer. The employment offer letter and Separation Agreement and Release are described above under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

  Compensation Policies and Practices as They Relate to the Company's Risk Management

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes its approach to setting corporate goals and individual objectives, bonus payouts at varying levels of performance, and thorough evaluation of performance results assist in mitigating excessive risk-taking that could harm the Company's value or reward poor judgment by executives. The Board believes the allocation of compensation among base salary and short and long-term cash and equity-linked compensation discourages excessive risk-taking. Further, with respect to incentive compensation programs, corporate performance metrics that determine payouts for executive officers are company-wide metrics only. The Board believes applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders as a whole. Also, the multi-year vesting of equity awards discourages excessive short-term risk taking.

  Severance Agreements

        In May 2006, the Company adopted the management continuity agreements described below in the section entitled "Potential Payments upon Termination or Change in Control". The Company adopted the agreements in order to support its objectives of an overall executive compensation package that is competitive with the Company's peers, and the retention of qualified executives. As the Company sought to support those objectives without overcompensating executives in the event of a change in control, the Company adopted agreements that it believes contain terms, taken as a whole, that are less favorable to executives than similar arrangements among peer companies. In March 2010, the term of the agreements was extended to May 15, 2012.

  Other Benefits

        Executive officers are eligible to participate in all of the Company's employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on substantially the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid holidays to all employees, including executive officers, all of which the Company believes to be comparable to those provided at peer companies.

  Tax and Accounting Considerations

        Deductibility of Executive Compensation.    In making compensation decisions affecting the executive officers, the Compensation Committee considers the Company's ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as "performance-based" compensation is specifically exempted from this deduction rule. The Compensation Committee cannot assure that the Company will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the Compensation Committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Company does not believe that any amounts paid to the Company's named executive officers during fiscal year 2010 will be non-deductible under Section 162(m).

  Compensation Committee Report

        The Compensation Committee has reviewed this compensation discussion and analysis, discussed it with management and recommended that it be included in this Proxy Statement.

COMPENSATION COMMITTEE
Karen A. Dawes, Chair G. Steven Burrill Craig R. Smith, M.D. David B. Zenoff, D.B.A.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole in on part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings.

Summary Compensation Table

        The following table sets forth information concerning compensation earned for services rendered to the Company by: (a) each individual who served as the Company's Chief Executive Officer during fiscal 2010; (b) each individual who served as Chief Financial Officer or principal accounting and financial officer during fiscal 2010; and (c) each of the Company's other executive officers who earned at least $100,000 in salary and bonus in fiscal 2010 and were serving as executive officers at the end of the 2010 fiscal year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Carl A. Pelzel	2010	500,000	—	377,500	250,000	2,136	1,129,636
Former President and	2009	450,000	53,700	204,200	250,000	2,254	960,154
Chief Executive Officer	2008	425,000	—	47,990	275,000	2,353	750,343
Tammy L. Cameron	2010	213,210	—	132,125	80,000	1,734	427,067
Vice President, Finance	2009	207,000	—	66,365	70,000	1,791	345,156
	2008	192,000	—	24,955	80,000	1,448	298,403
Matthew M. Gosling	2010	346,800	—	132,125	125,000	2,136	606,061
Vice President and General	2009	340,000	—	71,470	110,000	2,229	523,699
Counsel	2008	325,000	—	67,186	124,000	2,288	518,474
Michael Sweeney, M.D.	2010	341,120	—	160,438	140,000	2,136	643,694
Vice President, Research	2009	328,000	—	86,785	130,000	2,229	547,014
and Development	2008	310,000	—	—	130,000	2,291	442,291

(1)
The amounts shown represent the grant date fair value of stock options and awards granted in the year calculated in accordance with Accounting Standards Codification Topic 718. For more information, including a discussion of valuation assumptions, see Note 10 "Stock-Based Compensation" in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.

(2)
Amounts represent life insurance premiums paid by the Company on behalf of the named executive officers.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of stock and option awards made to the named executive officers during the 2010 fiscal year:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards— Target ($)(1)	Option Awards: Number of Securities Underlying Options (#)	Stock Awards (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Carl A. Pelzel	—	250,000	—	—	—	—
	1/7/2010	—	200,000	—	3.09	377,500
Tammy Cameron	—	74,624	—	—	—	—
	1/7/2010	—	70,000	—	3.09	132,125
Matthew M. Gosling	—	121,380	—	—	—	—
	1/7/2010	—	70,000	—	3.09	132,125
Michael Sweeney, M.D.	—	119,392	—	—	—	—
	1/7/2010	—	85,000	—	3.09	160,438

(1)
Actual amounts paid in February 2011 based on the Compensation Committee's review of corporate performance and individual achievements under the Company's Bonus Plan have been reported above under "Summary Compensation Table".

(2)
Represents the grant date fair value of stock options and awards granted in 2010 to the named executive officers. For more information, including a discussion of valuation assumptions, see Note 11 "Stock-Based Compensation" in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by the named executive officers as of December 31, 2010:

	Option Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Carl A. Pelzel	6/14/2005	(2)	150,000	—	4.25	6/14/2015
	9/22/2005	(3)	50,000	—	5.85	9/22/2015
	2/10/2006	(4)	23,250	—	6.29	2/10/2016
	3/2/2007	(1)	46,875	3,125	3.31	3/2/2017
	5/31/2007	(1)	11,198	1,302	4.37	5/31/2017
	8/24/2007	(1)	333,333	66,667	1.98	8/24/2017
	8/24/2007	(5)	37,500	—	1.98	8/24/2017
	1/25/2008	(1)	18,229	6,771	3.60	1/25/2018
	1/25/2008	(5)	62,500	—	3.60	1/25/2018
	1/23/2009	(1)	95,833	104,167	1.83	1/23/2019
	1/7/2010	(1)	37,487	162,513	3.09	1/7/2020
Tammy L. Cameron	7/9/2007	(2)	25,625	4,375	4.93	7/9/2017
	8/24/2007	(6)	30,000	—	1.98	8/24/2017
	1/25/2008	(1)	9,479	3,521	3.60	1/25/2018
	1/23/2009	(1)	31,146	33,854	1.83	1/23/2019
	1/7/2010	(1)	16,042	53,958	3.09	1/7/2020
Matthew M. Gosling(7)	6/26/2006	(2)	75,000	—	6.17	6/26/2016
	1/7/2010	(1)	16,042	53,958	3.09	1/7/2020
Michael Sweeney	12/6/2007	(2)	73,229	21,771	3.27	12/06/2017
	1/23/2009	(1)	40,729	44,271	1.83	1/23/2019
	1/7/2010	(1)	19,479	65,521	3.09	1/7/2020

(1)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest on a monthly basis in equal increments during the 48-month period from the grant date.

(2)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date.

(3)
The options were granted pursuant to the 2004 Equity Incentive Plan and vested over four years, with the first 16.67% vested on June 14, 2006, and monthly thereafter with respect to 2.08% of the number of shares covered by such option beginning on June 20, 2006 and on the 20th day of each of the thirty-nine months thereafter.

(4)
The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 8.33% vesting on June 14, 2006, and monthly thereafter with respect to 2.08% of the number of shares covered by such option beginning on July 10, 2006 and on the 10th day of each of the forty-three months thereafter.

(5)
The options were granted pursuant to the 2004 Equity Incentive Plan and vested on achievement of certain performance conditions.

(6)
The options were granted pursuant to the 2004 Equity Incentive Plan and vested over two years, with the first 50% vested one year after the grant date, and the remainder vested on a monthly basis in equal increments during the 12-month period following the initial vesting date.

(7)
Options to purchase 189,250 shares originally granted to Mr. Gosling were transferred to his former spouse in December 2010 pursuant to a marital settlement agreement.

Option Exercises

        The named executive officers did not exercise any options during 2010.

Potential Payments upon Termination or Change in Control

        On May 15, 2006, the Compensation Committee of the Board approved a form of Management Continuity Agreement to be entered into with each of the Company's officers who serve as vice president or chief executive officer. The Company subsequently entered into definitive Management Continuity Agreements with each such officer. The agreements were amended and restated in September 2007 to comply with regulations promulgated under Section 409A of the Internal Revenue Code, and were further amended in March 2010 to extend their term by two years, through May 15, 2012. The Management Continuity Agreement provides, among other things, that in the event that the executive officer suffers an involuntary termination within 12 months following a change of control the executive officer will receive: (i) 100% acceleration of such officer's unvested Company option shares; (ii) severance payments for a period of 24 months (if the officer is the chief executive officer) or 12 months (if the officer is not the chief executive officer) equal to the base salary which the officer was receiving immediately prior to the change of control; (iii) a lump sum payment equal to two times (if such officer is the chief executive officer) or equal to one times (if the officer is not the chief executive officer) such officer's average annual bonus paid for the Company's three fiscal years immediately preceding the Company's fiscal year in which the termination occurs (or such fewer number of years as the officer has been employed by the Company), and (iv) continuation of payment by the Company of its portion of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period or until such officer is no longer eligible for such benefits under applicable law. The executive officer is not entitled to receive a "gross up" payment to account for any excise tax that might be payable Section 4999 of the Internal Revenue Code. Instead, the executive officer shall receive the greater of (i) the full severance benefits less any taxes, including excise taxes or (ii) the amount of severance benefits that would result in no excise tax having to be paid. These benefits are contingent upon the executive officer's release of any claims against the Company. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the underlying agreements.

        The following table sets forth potential payments to the Company's named executive officers under the Management Continuity Agreement that would have been made had a triggering event occurred as of December 31, 2010

Name	Severance Payments ($)		Bonus Payments ($)		Health Insurance Benefit ($)		Option Vesting Acceleration ($)(1)
Carl A. Pelzel	1,000,000	(2)	516,667	(3)	47,233	(4)	1,326,106
Tammy L. Cameron	213,210	(5)	76,667	(6)	18,369	(7)	345,775
Matthew M. Gosling	346,800	(5)	119,667	(6)	10,784	(7)	373,819
Michael Sweeney, M.D.	341,120	(5)	133,333	(6)	23,616	(7)	482,074

(1)
Accelerated equity value as if the change in control occurred on December 31, 2010.

(2)
The amount reported represents total severance payments over 24 months.

(3)
The amount reported equals two times the average annual bonus paid to Mr. Pelzel in his capacity as President and CEO.

(4)
The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 24 months.

(5)
The amount reported represents total severance payments over 12 months.

(6)
The amount reported equals the named executive officer's average annual bonus over the previous three years (or such fewer number of years as the executive has been employed by the Company).

(7)
The amount reported represents health and dental insurance premiums to be paid on behalf of the named executive officer for 12 months.

Director Compensation

        In 2010, each non-employee director was eligible to receive an annual cash retainer fee of $30,000 per year. Any non-employee chairman of the Board is eligible for an additional annual cash retainer fee of $20,000. The chairman of the Audit Committee was eligible to receive an additional annual cash retainer fee of $10,000. The chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee are each eligible to receive an additional annual cash retainer of $5,000.

        The following table summarizes non-employee director compensation during the fiscal year. All cash and equity compensation paid to, or earned by, Mr. Carl Pelzel in 2010 is reflected in the executive compensation tables set forth above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Craig R. Smith, M.D.	30,000	50,958	80,958
G. Steven Burrill	40,000	50,958	90,958
Karen A. Dawes	35,000	50,958	85,958
James A. Schoeneck	30,000	50,958	80,958
Peter D. Staple	50,000	50,958	100,958
Julian N. Stern	30,000	50,958	80,958
David B. Zenoff, D.B.A	35,000	50,958	85,958

(1)
The amounts shown represent the grant date fair value of stock options and awards granted in the year calculated in accordance with Accounting Standards Codification Topic 718. For more information, including a discussion of valuation assumptions, see Note 11 "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 16, 2011.

(2)
The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2010 was as follows: 115,000 shares for Dr. Smith; 150,000 shares for Mr. Burrill; 70,000 shares for Ms. Dawes; 70,000 shares for Mr. Schoeneck; 115,000 shares for Mr. Staple; 130,000 shares for Mr. Stern; and 85,000 shares for Dr. Zenoff.

 REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

        Management has primary responsibility for the system of internal controls and the financial reporting process. The registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

        In this context and in connection with the audited financial statements contained in the Company's Annual Report on Form 10-K, the Audit Committee:

  •
  reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2010 with the Company's management and the registered public accounting firm;

  •
  discussed with Ernst & Young LLP, the Company's registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance;

  •
  reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the auditors their independence:

  •
  based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC; and

  •
  instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE
G. Steven Burrill Karen A. Dawes Peter D. Staple

Relationship with Independent Registered Public Accounting Firm

        General.    Ernst & Young LLP has been the Company's independent registered public accounting firm since its inception. In accordance with standing policy and independence rules, Ernst & Young LLP periodically changes the personnel who work on the audit.

        Audit Fees.    Aggregate fees for audit services provided by Ernst & Young LLP totaled approximately $543,000 for 2010 and approximately $509,000 for 2009, including fees associated with the annual audit of the Company's consolidated financial statements, effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports as well as assistance with and review of the Company's Registration Statement filings on Form S-8 filed with the SEC.

        Audit-Related Fees.    There were no audit-related services billed by Ernst & Young LLP for 2010 and 2009.

        Tax Fees.    Aggregate fees for tax services provided by Ernst & Young LLP related to consulting associated with guidance on the Qualifying Therapeutic Discovery Project were $10,000 for 2010. There were no tax compliance, tax advice and tax planning services billed by Ernst & Young LLP for 2009.

        There were no other services provided by Ernst & Young LLP for 2010 and 2009 other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Equity Compensation Plan Information

        The following table sets forth certain information regarding securities authorized for issuance under the Company's equity incentive plans during the fiscal year ended December 31, 2010. The Company's equity compensation plans as of December 31, 2010 include the Company's 1995 Stock Option Plan, the Company's 2004 Equity Incentive Plan and the Company's 2004 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,281,945	$3.31	3,795,486
Equity compensation plans not approved by security holders	—	—	—

	5,281,945	$3.31	3,795,486

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the shareholders will vote on the election of seven directors to serve for a one-year term until the annual meeting of shareholders in 2012 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board has unanimously nominated Peter D. Staple, G. Steven Burrill, Karen A. Dawes, James A. Schoeneck, Craig R. Smith, Julian N. Stern, and David B. Zenoff for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than seven nominees at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINATED DIRECTORS.

 PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

        Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to the Company's shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

 PROPOSAL 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

        The Board realizes that executive compensation is an important matter for our shareholders. Our executive compensation program is described in detail in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement. Our program is designed to align the interests of executives and shareholders by providing a competitive balance of cash and equity compensation, benefits and development in order to attract and retain needed talent and create a collaborative, high-performing work environment that contributes to the Company's overall success.

        Before you vote, we urge you to read the CD&A section of this Proxy Statement for details regarding the Company's executive compensation program, including our executive compensation philosophy, components of executive compensation, corporate and individual performance assessments, and compensation decisions for the named executive officers for 2010. The Board believes the information provided in the CD&A section demonstrates that the Company's executive compensation program is designed appropriately and ensures management's interests are aligned with our shareholders' interests to support the creation of shareholder value.

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee values the opinion of our shareholders, and will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

        We ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative disclosures related to those tables."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3

 PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Act and Section 14A of the Exchange Act enable our shareholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Accordingly, we are seeking an advisory, non-binding determination from our shareholders as to the frequency with which shareholders have an opportunity to provide an advisory approval of our executive compensation program. Shareholders have the option of selecting a frequency of one, two or three years, or abstaining.

        The Board believes that holding the advisory vote on named executive officer compensation annually will allow for timely and valuable feedback from shareholders on executive compensation matters. Gaining an understanding of the reasons behind an advisory vote for or against named executive officer compensation in a given year will require engagement with shareholders, and refining compensation programs warrants thoughtful deliberation and analysis. Accordingly, in order to ensure timely and frequent shareholder feedback, the Board recommends that you vote for the option of 1 YEAR as the preferred frequency for the advisory vote on the compensation of named executive officers.

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will consider the outcome of this vote when determining the frequency of the advisory vote on named executive officer compensation.

        We ask our shareholders to indicate their preferred voting frequency by voting for every "3 Years," "2 Years" or "1 Year" (or abstaining from voting) in response to the following resolution at the Annual Meeting:

  "RESOLVED, that the option of every three, two or one year that receives the greatest number of votes from the holders of shares represented either in person or by proxy at the Annual Meeting and entitled to vote shall be considered the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company's named executive officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF "1 YEAR" AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

 OTHER MATTERS

        At of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (a "street-name shareholder") and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as "householding," is intended to reduce the Company's printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Shareholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (650) 462-5900. The voting instruction sent to a street-name shareholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a shareholder who would like to make one of these requests should contact the Company as indicated above.

FORM 10-K

        The Company will mail without charge to any shareholder upon written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2010 including the financial statements, schedules and a list of exhibits. Requests should be sent to Depomed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025, Attn: Investor Relations.

SHAREHOLDER PROPOSALS

        The Company's Bylaws, as amended, provide that advance notice of a shareholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not earlier than one hundred and fifty (150) days, and not later than one hundred and twenty (120) days, prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year's proxy statement, this advance notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Each shareholder's notice must contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, (ii) the number of shares of the Company's common stock which are owned beneficially and of record by such shareholder and such beneficial owner and (iii) whether such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's voting shares to elect such nominee or nominees.

        A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Company's Investor Relations Department upon written request.

        Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement of the Board for the 2012 Annual Meeting of Shareholders must submit such proposals so as to be received by the Company at 1360 O'Brien Drive, Menlo Park, California 94025, on or before December 16, 2011. In addition, if the Company is not notified by December 16, 2011 of a proposal to be brought before the 2012 Annual Meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Julian N. Stern Secretary

Menlo Park, California
April 22, 2011

PROXY PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 26, 2011 DEPOMED, INC. The undersigned hereby appoints James A. Schoeneck and Matthew M. Gosling, or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Depomed, Inc. (the “Company”) to be held on May 26, 2011 at 9:00 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Please mark your votes like this X COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature(s) of Shareholder(s) Date Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign. 1. To elect as directors, to hold office until the next meeting of shareholders and until their successors are elected, the seven (7) nominees listed below: NOMINEES: Peter D. Staple, G. Steven Burrill, Karen A. Dawes, James A. Schoeneck, Craig R. Smith, M.D., Julian N. Stern, and David B. Zenoff, D.B.A. 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. 3. To approve, on an advisory basis, the compensation of the Company’s named executive offices as disclosed in the accompanying proxy statement. FOR ALL WITHHOLD ALL FOR ALL EXCEPT FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN ABSTAIN 4. To indicate, on an advisory basis, the preferred frequency of the advisory vote on the compensation of Depomed’s named executive officers. 1 YEAR 2 YEARS 3 YEARS The Board recommends a vote “FOR” on Proposals 1-3 and a vote for “ONE YEAR” on Proposal 4. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ON PROPOSALS 1-3 AND “ONE YEAR” ON PROPOSAL 4. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. To withhold vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) above. ,

QuickLinks

2011 ANNUAL MEETING OF SHAREHOLDERS
BOARD OF DIRECTORS AND DIRECTOR NOMINEES
CORPORATE GOVERNANCE
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
OTHER MATTERS
SHAREHOLDERS SHARING THE SAME ADDRESS
FORM 10-K
SHAREHOLDER PROPOSALS